RELEASE AND SEPARATION AGREEMENT

          THIS AGREEMENT is dated as of December 5, 2008, by and between Albany International Corp., its subsidiaries and affiliates (hereinafter collectively referred to as “Albany”) and Christopher Wilk (hereinafter referred to as “Employee”).

WITNESSETH

          WHEREAS, Employee is employed by Albany and was informed on December 5, 2008 that his employment with Albany would be terminated as a result of the elimination of his position; and

          WHEREAS, the parties seek to enter into this Release and Separation Agreement (“Agreement”) with the intent to establish a separation date and to settle and compromise any and all potential disputes that may exist between the parties.

          Now, therefore, in consideration of the premises, covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Albany and Employee hereby agree as follows:

          1.        Employee acknowledges that on December 5, 2008 he was given this Agreement and was afforded 45 days to consider same.

          2.       Employee was, and hereby is, advised to consult a lawyer before signing this Agreement and did in fact have the opportunity to obtain the advice of counsel.

          3.       Employee may accept this Agreement only by signing, dating and delivering the Agreement to Albany (in the manner set forth in Section 23) on or before Albany’s normal close of business on January 23, 2009. Time is of the essence with regard to this Section 3.

          4.       Employee may revoke this Agreement at any time within seven (7) days after signing and delivering it to Albany by notifying Albany in writing (in the manner set forth in Section 23) of Employee’s decision to revoke. Time is of the essence with regard to this Section 4.

          5.       Employee’s employment with Albany shall be involuntarily terminated as of January 1, 2009, unless terminated earlier in accordance with sections 8 or 9 hereof (in any case, the “Separation Date”).

          6.       During the remainder of Employee’s employment with Albany, Albany shall continue to pay Employee at his current rate of compensation less (i) applicable withholdings for taxes, (ii) deductions for premiums due from Employee for any health care or life insurance coverage provided by or through Albany, (iii) 401(k), profit-sharing or other Albany benefit plan contributions and (iv) any other applicable or agreed upon withholdings.

          7.       Employee agrees that on or after the Separation Date he shall execute an additional release in the form annexed hereto (the “Supplemental Release”) covering the period from the date of Employee’s execution of this Agreement through the Separation Date. Employee acknowledges and agrees that the obligations to be performed by Albany under this agreement after the Separation Date shall be contingent upon the execution of the Supplemental Release. Failure to execute the Supplemental Release, however, will not affect the validity of the release contained in paragraph 13 of this Agreement.

          8.       Albany reserves the right to terminate Employee prior to January 1, 2009 with or without cause. Cause shall be deemed to exist if Albany determines that Employee has:

(i) undertaken a position in competition with Albany;

(ii) caused substantial harm to Albany with intent to do so or as a result of gross negligence in the performance of his duties;

(iii) wrongfully and substantially enriched himself at the expense of Albany;

(iv) been convicted of felony;

(v) failed to perform his duties in an adequate and proper manner in accordance with the instructions communicated to Employee by his direct supervisor.

          9.       Employee reserves the right to terminate his employment with Albany at will, at any time prior to January 1, 2009.

          10.     At the termination of Employee’s employment by Albany, either on January 1, 2009 or earlier, for any reason except cause, and after the irrevocability of this Agreement, Albany agrees to provide Employee the following severance benefits to which he would not otherwise be entitled. Employees acknowledges and agrees that these severance benefits constitute adequate legal consideration for the promises and representations made by him in this Agreement, and are in lieu of any benefits payable under any severance plan now in existence or adopted prior to the Separation Date.

(a)          Albany will pay Employee the gross sum of $45,106.65 over a period of approximately 24.69 weeks (the “Severance Period”), less applicable withholdings and deductions required by law, or otherwise agreed to by the parties. Notwithstanding the denomination of the Severance Period in weeks, payments will be made in monthly installments by check, or direct deposit, at the Employee’s last monthly rate of pay, on the 15th day of every month until paid in full (and may contain a pro rata payment for any partial month). In the event Employee dies before the last payment is made hereunder, the balance of such payments shall be paid to his spouse or, if he shall have no such spouse at that time, to his estate.

(b)          Should Employee elect, pursuant to the protections afforded by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to continue group health care coverage as is from time to time provided by or through Albany to all similarly situated eligible employees, Albany shall pay the then applicable COBRA contribution for the first six months of Employee’s eligibility, or until Employee terminates such coverage, whichever shall occur first. Thereafter, Employee shall pay the COBRA contribution for the remaining months of eligibility or until Employee terminates coverage, whichever shall occur first.

(c)          Albany reserves the right to modify, supplement, amend or eliminate the coverages described in clauses (b) above for all similarly situated employees, including, without limitation, the eligibility requirements and/or premiums, deductibles, co-payments or other charges relating thereto.

(d)          Albany shall pay Employee for any accrued, unused vacation pursuant to existing corporate policy at Employee’s last rate of salary, less applicable withholdings and deductions required by law or otherwise agreed to by the parties. Said payment shall be made at the first normal pay date following the Separation Date and irrevocability of this Agreement.

(e)          Albany shall allow Employee to keep the laptop computer used by Employee during his employment with Albany, without cost, provided Employee first surrenders the laptop computer to Albany so that all proprietary and confidential information may be removed.

(f)          To assist Employee in obtaining employment, Albany shall make available and bear the cost of outplacement services to be provided by an outplacement firm chosen by Albany. Said services will be provided for a period of up to three months, or until Employee finds employment, whichever occurs sooner and shall be made available immediately upon execution of this Agreement.

(g)          Effective on the Separation Date, Employee will no longer be an employee of Albany, and will cease to accrue benefits under any pension, 401(k), profit-sharing or other Albany employee welfare benefit plan.

(h)          Contemporaneous with the execution of this Agreement, Albany shall enter into a separate Consulting Agreement with Employee to pay Employee a flat hourly fee of $100.00 per hour for a minimum of 40 and maximum of 80 hours of consulting services per month from January 2009 through March 2009.

(i)          It is the intent of the parties that this Agreement provides payments and benefits that satisfy the distribution requirements of Section 409A of the Internal Revenue Code. The methodology to effect or address any necessary modifications shall be subject to reasonable and mutual agreement between the parties.

(j) All unpaid severance or other benefits hereunder shall be suspended if Employee remains employed, or is re-employed, by the Company in any capacity during the severance period.

          11.     Employee acknowledges and agrees that, except for this Agreement, Employee would have no right to receive the benefits described in Sections 10. Employee further acknowledges and agrees that in the event Employee’s employment with Albany is terminated by Albany for cause, then he shall not be entitled to any of the severance benefits described in Section 10.

          12.     As used in this Agreement, the term “Albany” means, individually and collectively, Albany, each subsidiary and affiliate of Albany, and their respective employee welfare benefit plans, employee pension benefit plans, successors and assigns, as well as all present and former shareholders, directors, officers, fiduciaries, agents, representatives and employees of those companies and other entities.

          13.     By signing this Agreement Employee immediately gives up and releases Albany from, and respect to, any and all rights and claims that Employee may have against Albany, whether or not Employee presently is aware of such rights or claims. In addition, and without limiting the foregoing:

(a)

Employee on behalf of himself, his agents, spouse, representatives, assignees, attorneys, heirs, executors and administrators, fully releases Albany and Albany’s past and present successors, assigns, parents, divisions, subsidiaries, affiliates, officers, directors, shareholders, employees, agents and representatives from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of moneys, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys fees, and remedies of any type, which Employee now has or hereafter may have, by reason of any matter, cause, act or omission arising out of or in connection with Employee’s employment or the termination of his employment with Albany, including, without limiting the generality of the foregoing, any claims, demands or actions arising under the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and any other federal, state or local statute, ordinance or common law of any state regarding employment, discrimination in employment, or the termination of employment. Nothing herein, however, shall be deemed a waiver of any vested rights or entitlements Employee may have under any retirement or other employee benefit plans administered by Albany. Notwithstanding the foregoing, Employee is not waiving any right that cannot, as a matter of law, be voluntarily waived, including the right to file a claim, or participate in the adjudication of claim of discrimination filed with any state or federal administrative agency, though Employee expressly waives any right to recover any monetary damages as a result of any claim being filed with any state or federal administrative agency.

(b)

If Employee breaches any obligation under this Agreement, Employee agrees that Albany shall not be obligated to continue to make payments under Section 10, and to reimburse Albany for all payments made pursuant to Section 10.

          14.     This Agreement does not constitute an admission by Albany of any liability to Employee, and Employee understands and agrees that Albany denies any such liability to Employee.

          15.     Employee specifically agrees and promises that he will not directly or indirectly disparage Albany, (as defined in Section 12) or any of Albany’s officers, directors, employees,

attorneys or representatives, or any of Albany’s products or services in any manner, at any time, to any person or entity. Albany specifically agrees and promises that it will not directly or indirectly disparage Executive in any manner, at any time, to any person or entity. “Disparage” is defined as, but not limited to, any utterance whatsoever either verbal, in writing, by gesture or any behavior of any kind that might tend to or actually harm or injure Albany, whether intended or not.

          16.     Employee acknowledges that as a consequence of his employment by Albany, proprietary and confidential information relating to the business of Albany may be or have been disclosed to or developed or acquired by Employee which is not generally known to the trade or the general public and which is of considerable value to Albany. Such information includes, without limitation, information about trade secrets, inventions, patents, licenses, research projects, costs, profits, markets, sales, customer lists, computer programs, records, and software; plans for future development, and any other information not available to the trade or the general public, including information obtained from or developed in conjunction with a third party that is subject to a confidentiality or similar agreement between Albany and such third party. Employee acknowledges and agrees that his relationship with Albany with respect to such information is and shall be fiduciary in nature. During the remainder of, and after, his employment by Albany, Employee shall not use such information for his own benefit, or for the benefit of any other employer or for any other purpose whatsoever other than the performance of his work for Albany, and Employee shall maintain all such information in confidence and shall not disclose any thereof to any person other than employees of Albany authorized to receive such information. This obligation is in addition to any similar obligations of Employee pursuant to the other agreements. Employee further agrees to return any property belonging to Albany at the end of his employment.

          17.     This Agreement supersedes all prior oral or written understandings among the parties with respect to the subject matter herein and constitutes the entire agreement between Albany and Employee relating to the subject matter thereof. Neither this Agreement nor any provision thereof may be changed, waived, modified or amended orally, but only by a written instrument signed by the party against whom the enforcement of such change, waiver, modification or amendment is sought.

          18.     Employee acknowledges that he has read this entire Agreement, that he fully understands its meaning and effect, and that he has voluntarily signed this Agreement.

          19.     Employee understands that the release contained in paragraph 13 hereof is a general release, and represents that he has been advised to seek counsel on the legal and practical effect of a general release, and recognizes that he is executing and delivering this release, intending thereby to be legally bound by the terms and provisions thereof, of his own free will, without promises or threats or the exertion of duress. He also acknowledges that he has had adequate time to review it, have it explained to him, and understands its provisions.

          20.     Employee and Albany understand and agree that (a) the existence and terms of this agreement are strictly confidential; (b) they will not disclose the terms of this agreement to any third party, unless requested to do so by any state, federal or local regulatory, prosecutorial or administrative agency or body of competent jurisdiction, or court of competent jurisdiction. Employee and Albany each agree that if an action is commenced by any party alleging breach of this agreement, the non-prevailing party shall be liable to the prevailing party for any and all available legal and equitable relief, as well as reasonable attorneys’ fees and costs associated with pursuing or defending such legal action. However, nothing herein shall (1) preclude Employee from discussing the contents hereof with his family, accountant, tax adviser or legal advisor, or (2) preclude Albany from informing any third parties, including prospective employers, that Employee is bound to a covenant of confidentiality as provided for in Section 16 hereof.

          21.     Employee and Albany intend for every provision of this Agreement to be fully enforceable. But, if a court with jurisdiction over this Agreement determines that all or part of any provision of this Agreement is unenforceable for any reason, Albany and Employee intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Agreement.

          22.     The terms of this agreement are binding upon and shall be for the benefit of Employee and Albany, as well as their respective heirs, executors, administrators, successors and assigns.

          23.     Notices or other deliveries required or permitted to be given or made under this Agreement by Employee to Albany shall, except to the extent otherwise required by law, be deemed given or made if delivered by hand or by express mail or overnight courier service to Albany International Corp., 1373 Broadway, Albany, New York 12204, Attention: Charles J. Silva, Jr.

          24.     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, a duly authorized representative of Albany and Employee have signed this Agreement to be effective as of the day and year first set forth above.

Albany International Corp.

By:	/s/ Ralph M. Polumbo	Date 1/12/09

Ralph M. Polumbo

THE UNDERSIGNED FURTHER STATES THAT HE HAS CAREFULLY READ THE FOREGOING AGREEMENT AND KNOWS THE CONTENTS THEREOF AND SIGNS THE SAME AS HIS OWN FREE ACT. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

By:	/s/ Christopher Wilk	Date 1/6/2009

Christopher Wilk

FOR COMPANY USE ONLY

          The foregoing General Release and Separation Agreement, signed and dated by Executive, was received by me on behalf of Albany International Corp. this _6__ day of _January______, 2009__.

/s/ Charles J. Silva, Jr.

Charles J. Silva, Jr.

SUPPLEMENTAL RELEASE

This supplemental release given to Albany International Corp. (“Albany”) by Christopher Wilk (“Employee”) is executed in consideration for the covenants made by Albany in a Release and Separation Agreement signed by the Employee on __1-6-2009_.

The Employee and his heirs, assigns, and agents release, waive, and discharge Albany, its directors, officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date of this Supplemental Release.

          (1) The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; all tort claims; and all claims for attorney’s fees or expenses.

          (2) The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against Albany he is releasing, and that he understands that he is not releasing any rights or claims arising after the date of this Supplemental Release.

EMPLOYEE

/s/ Christopher Wilk		DATE: 1-6-2009

Christopher Wilk

WITNESS:	/s/ Amy Monk